                                                                    EXHIBIT 3.31

                        AMENDMENT TO OPERATING AGREEMENT

         THIS AMENDMENT TO OPERATING AGREEMENT (the "Amendment"), dated as of November 14, 1996, is entered into by and among IMCO Recycling Inc., a Delaware corporation, and Alchem Aluminum, Inc., an Indiana corporation.

         WHEREAS, the parties hereto entered into an Operating Agreement of IMCO Recycling of Michigan L.L.C., effective as of October 26, 1995 (the "Operating Agreement"); and

         WHEREAS, the parties hereto desire to amend the Operating Agreement as set forth herein;

         NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the parties agree as follows:

         1. Section 8.1. Section (a) of Section 8.1 of the Operating Agreement is hereby amended to read in its entirety as follows:

                  "(a)     Except as otherwise expressly provided in this
         Agreement, neither of the Members shall at any time hereafter sell, assign, transfer, pledge, encumber, give away, or in any way dispose of any or all of its Interest, nor shall any or all of such Interest be transferable, voluntarily or involuntarily, by operation of law or otherwise; however, a Member may pledge any or all of its Interest with the prior written consent of the other Member."

         2. Section 8.2. Section 8.2 of the Operating Agreement is hereby amended to add a new paragraph (c), to read in its entirety as follows:

                  "(c)     Processing Agreement. If the Offeree's option
         described above is not exercised and the Offerer sells its Interest to another Person, then the Offerer shall cause such Person, as a condition precedent to such transfer of the Interest, to assume all of the Offerer's obligations under the Processing Agreement. Such assumption shall be in writing and in form and substance satisfactory to the Manager. Such assumption shall not relieve the Offerer of its obligations under the Processing Agreement."

         3. Section 8.3. Section 8.3 of the Operating Agreement is hereby amended to read in its entirety as follows:

                  "8.3     Transfer of Interest -- Involuntary. If an Interest
         is Transferred (i) by operation of law to any Person other than the other Member (such as, but not limited to, a receiver or trustee in bankruptcy of a Member, a purchaser at any creditor's or court sale or as a result of a lawful levy), or (ii) as a result of the foreclosure of a security interest in the Interest or as a result of other action having the practical effect of foreclosure, then such Transfer shall not constitute a Liquidating Event; however, if the Manager (at the sole discretion of the Manager) elects to treat such transfer as a Liquidating Event, which election must be made within 30 days of such Transfer, then such Transfer shall constitute a Liquidating Event. In addition, no such Transfer shall be effective (and shall be null and void) unless concurrently with such Transfer the transferee assumes all of the transferor's obligations under the Processing Agreement. Such assumption shall be in writing and in form and substance satisfactory to the Manager."

         4. Section 10.1. Paragraph (d) of Section 10.1 is hereby amended to read in its entirety as follows:

                  "(d)     If the Manager elects to treat an involuntary
         Transfer of an Interest as a Liquidating Event, as described in Section 8.3;".

         5. No Other Changes. All other terms and provisions of the Operating Agreement not expressly modified by this Amendment shall remain in full force and effect and are hereby expressly ratified and confirmed.

         IN WITNESS WHEREOF, the parties have entered into this Amendment as of the day first above set forth.

                                         IMCO RECYCLING INC.

                                         By: /s/ Paul V. Dufour
                                             ---------------------------------
                                             Name:  PAUL V. DUFOUR
                                             Title: EXEC. VICE PRESIDENT

                                         ALCHEM ALUMINUM, INC.

                                         By: /s/ William Warshauer
                                             ---------------------------------
                                             Name:  William Warshauer
                                             Title: Chief Executive Officer

                               OPERATING AGREEMENT

                                       OF

                        IMCO RECYCLING OF MICHIGAN L.L.C.

                               OPERATING AGREEMENT

                                       OF

                       IMCO RECYCLING OF MICHIGAN L.L.C.

                                TABLE OF CONTENTS

                                                                                                 Page
                                                                                                 ----
ARTICLE I       THE VENTURE ...........................................................            1
    1.1         Organization ..........................................................            1
    1.2         Venture Name ..........................................................            1
    1.3         Purpose ...............................................................            1
    1.4         Principal Place of Business ...........................................            1
    1.5         Term ..................................................................            1
    1.6         Relationship Between the Members ......................................            2
    1.7         Definitions ...........................................................            2

ARTICLE II      CAPITAL CONTRIBUTIONS .................................................            5
    2.1         Members ...............................................................            5
    2.2         Capital Contributions .................................................            5
    2.3         Expansion of Facility .................................................            6
    2.4         Open Capacity .........................................................            6
    2.5         Certain Limitations ...................................................            7
    2.6         Processing Costs ......................................................            7
    2.7         Percentage Interest ...................................................            7
    2.8         Other Matters .........................................................            7

 ARTICLE III    ALLOCATIONS AND DISTRIBUTIONS .........................................            8
    3.1         Profits and Losses ....................................................            8
    3.2         Allocation of Expenses.................................................            8
    3.3         Other Allocation Rules ................................................            8
    3.4         Distributions of Net Cash .............................................            9

ARTICLE IV      MANAGEMENT ............................................................            9
    4.1         Authority of the Manager ..............................................            9
    4.2         Officers ..............................................................            9
    4.3         Right to Rely on Officers .............................................           10
    4.4         Duties and Obligations of the Management Committee ....................           10
    4.5         Indemnification .......................................................           11
    4.6         Compensation and Loans ................................................           11

                                       (i)

ARTICLE V       MEMBERS ...............................................................           12
    5.1         Rights or Powers ......................................................           12
    5.2         Voting Rights .........................................................           12
    5.3         No Additional Members .................................................           12
    5.4         Information ...........................................................           12
    5.5         Liability to Third Parties ............................................           12
    5.6         Withdrawal ............................................................           12

 ARTICLE VI     BOOKS AND RECORDS .....................................................           12
    6.1         Books and Records .....................................................           12
    6.2         Reports ...............................................................           13
    6.3         Tax Information .......................................................           13

ARTICLE VII     AMENDMENTS ............................................................           13

ARTICLE VIII    TRANSFERS OF INTERESTS ................................................           13
    8.1         Restrictions and Wrongful Transfer ....................................           13
    8.2         Purchase of Interest -- Voluntary .....................................           13
    8.3         Purchase of Interest -- Involuntary ...................................           14
    8.4         Payment of the Purchase Price by the Offeree ..........................           14
    8.5         The Closing ...........................................................           14
    8.6         Prohibited Transfers ..................................................           14
    8.7         Rights of Unadmitted Assignees ........................................           15
    8.8         Admission of Assignees as Members .....................................           15
    8.9         Representations; Legend ...............................................           15
    8.10        Distributions and Allocations in Respect to Transferred Interests .....           16

ARTICLE IX      MANAGEMENT COMMITTEE ..................................................           17
    9.1         Management Committee ..................................................           17
    9.2         Resignation and Removal ...............................................           17
    9.3         Management Committee Meetings .........................................           17

ARTICLE X       DISSOLUTION AND WINDING UP ............................................           17
    10.1        Liquidating Events ....................................................           17
    10.2        Winding Up ............................................................           18
    10.3        Rights of the Members .................................................           19
    10.4        Notice of Dissolution .................................................           19

ARTICLE XI      DEFAULT BY MEMBER .....................................................           19
    11.1        Events of Default .....................................................           19
    11.2        Effect of Default .....................................................           19

                                      (ii)

ARTICLE XII     MISCELLANEOUS .........................................................           19
    12.1        Notices ...............................................................           19
    12.2        Binding Effect ........................................................           20
    12.3        Certain Transfers .....................................................           20
    12.4        Construction ..........................................................           20
    12.5        Time ..................................................................           20
    12.6        Headings ..............................................................           20
    12.7        Severability ..........................................................           21
    12.8        Incorporation by Reference ............................................           21
    12.9        Further Action ........................................................           21
    12.10       Variation of Pronouns .................................................           21
    12.11       Governing Law .........................................................           21
    12.12       Waiver of Action for Partition ........................................           21
    12.13       Counterpart Execution .................................................           21
    12.14       Sole and Absolute Discretion ..........................................           21
    12.15       Creditors .............................................................           21
    12.16       Remedies ..............................................................           21
    12.17       Industrial Property Rights ............................................           22

Attachments:

    Exhibit A
    Exhibit B

                                      (iii)

                               OPERATING AGREEMENT
                                       OF
                        IMCO RECYCLING OF MICHIGAN L.L.C.

         This OPERATING AGREEMENT is entered into and shall be effective as of October 26, 1995, by and among IMCO Recycling Inc., a Delaware corporation ("IMCO"), and Alchem Aluminum, Inc., an Indiana corporation ("Alchem").

                                    ARTICLE I

                                   THE VENTURE

         1.1 Organization. The Members have organized the Venture as a limited liability company pursuant to the provisions of the Act and upon the terms and conditions set forth in this Agreement. The registered office of the Venture shall be the office of the initial registered agent named in the articles of organization of the Venture or such other office selected by the Manager from time to time. The registered agent of the Venture is the initial registered agent named in the articles of organization or another Person or Persons selected by the Manager from time to time.

         1.2 Venture Name. The name of the Venture shall be IMCO Recycling of Michigan L.L.C., which name may be changed by the Manager. All property of the Venture shall be held in the name of the Venture and not in the name of any Member.

         1.3 Purpose. The purpose of the Venture is to purchase the Land, design and construct thereon the Facility pursuant to the Construction and Development Plan, own the Facility, and operate therefrom an aluminum processing and recycling business that would be the Prime Supplier to Alchem at the Alchem Facility pursuant to the Processing Agreement and that would service other Persons in addition to Alchem, and to perform all acts necessary and appropriate in connection therewith or reasonably related thereto, or such other activities as the Manager may determine are consistent with the Master Agreement and the Processing Agreement, or as both of the Members may agree.

         1.4 Principal Place of Business. The principal place of business of the Venture shall be 5215 North O'Connor Boulevard, Suite 940, Irving, Texas. The Manager may change the principal place of business of the Venture to any other place upon ten (10) days notice to the Members.

         1.5 Term. The term of the Venture shall commence on the later of the date the Articles of Organization was issued by the Delaware Secretary of State, and the date of this Agreement, and shall continue until the winding up and liquidation of the Venture and its business is completed following a Liquidating Event, as provided in Article X.

         1.6 Relationship Between the Members. Notwithstanding any other provision contained in this Agreement, the relationship between the Members shall be limited to the performance of this Agreement and shall not affect any other business or activity of any Member or of any Affiliate thereof, except as provided in the Master Agreement. Except as specifically provided herein or in the Master Agreement, nothing in this Agreement shall be construed to authorize or require any Member or Affiliate to act as general agent for the other Member, or to require any Member or Affiliate to offer to the other Member or the Venture any business opportunity which a Member or Affiliate may wish to pursue with Persons other than the other Member or the Venture, or to prohibit any Member or Affiliate from entering into business activity in competition with the Venture or the other Member. In this regard, each Member acknowledges and accepts the fact that, except as provided in the Master Agreement, each Member and/or its Affiliates (i) may be a competitor, a supplier, and/or a customer of the Venture, and (ii) may at any time or from time to time invest in and/or engage in any business competing with, relating to, or similar to the business of the Venture.

         1.7 Definitions. Capitalized words and phrases used in this Agreement have the following meanings:

         "Act" means the Delaware Limited Liability Company Act, as amended from time to time (or any corresponding provisions of succeeding law).

         "Affiliate" means, with respect to any Person, (i) any Person directly or indirectly controlling, controlled by or under common control with such Person, (ii) any Person owning or controlling 10% or more of the outstanding voting interests of such Person, (iii) any officer, director, or general partner of such Person, or (iv) any Person who is an officer, director, general partner, trustee, or holder of 10% or more of the voting interests of any Person described in clauses (i) through (iii) of this sentence.

         "Agreement" or "Operating Agreement" means this Operating Agreement, as amended from time to time. Words such as "herein," "hereinafter," "hereof," and "hereunder" refer to this Agreement as a whole, unless the context otherwise requires.

         "Alchem" means Alchem Aluminum, Inc., an Indiana corporation.

         "Alchem Facility" means Alchem's Coldwater, Michigan facility.

         "Ancillary Agreements" means the Master Agreement, Processing Agreement and any other agreement entered into by the Venture.

         "Business Day" means a day which is not a Saturday, Sunday or an official holiday in the State of Michigan.

         "Capital Commitment" means, with respect to any Person, the amount of money and the value of any property other than money that such Person hereby agrees to contribute to the Venture as set forth on Exhibit A. or as hereafter adjusted by Unanimous Consent.

         "Capital Contributions" means, with respect to any Person, the amount of money and the value of any property other than money contributed to the Venture with respect to the interest in the Venture held by such Person.

         "Code" means the Internal Revenue Code of 1986, as amended from time to time (or any corresponding provisions of succeeding law).

         "Commitment Amount" shall have the same meaning as set forth in the Processing Agreement.

         "Construction and Development Plan" means a plan, including, without limitation, a construction budget, for the acquisition of the Land and design, construction and development thereon of the Facility, substantially in the form of the plan as agreed to in writing from time to time between the Members.

         "Delivery Default Penalty" means the amount determined by multiplying
(i) the Product Delivery Deficit by (ii) the Penalty Costs.

         "Events of Default" has the meaning as set forth in Section 11.1.

         "Facility" means an aluminum processing and recycling facility that contains furnaces and other ancillary operations (including molten aluminum capabilities) that are necessary or desirable to service the Alchem Facility as determined by Unanimous Consent and are necessary or desirable to service the other actual or potential customers of the Venture as determined by the Manager, and that has the specifications set forth in the Construction and Development Plan, and that may be expanded from time to time to service the actual or potential customers of the Venture.

         "Facility Fixed Costs" means the aggregate of the following costs of the Facility for any fiscal year: (i) all depreciation and amortization for such fiscal year, (ii) all plant administration and other general costs for such fiscal year, and (iii) all corporate allocations for such fiscal year.

         "IMCO" means IMCO Recycling Inc., a Delaware corporation.

         "IMCO Quantity" means the amount of material IMCO is obligated to deliver to the Facility for processing pursuant to Section 2.3 of the Processing Agreement.

         "Initial Operating Date" means the first day of the month following the date upon which the Facility becomes fully operational.

         "Interest" means, with respect to any Person, the ownership interest in the Venture of that Person, including any and all benefits to which the holder of such an Interest may be entitled as provided in this Agreement, together with all obligations of such Person to comply with the terms and provisions of this Agreement.

         "Land" means the land at a site determined by Unanimous Consent.

         "Management Committee" means the committee referred to in Section 9.1.

         "Manager" means IMCO.

         "Master Agreement" means that certain Master Agreement between Alchem and IMCO, dated the date hereof.

         "Member" means Alchem and IMCO, respectively.

         "Minimum Annual Quantity" shall have the same meaning as set forth in the Processing Agreement.

         "Net Cash" means the gross cash proceeds from operations of the Venture and the net cash proceeds from all sales and other dispositions (other than in the ordinary course of business) by the Venture, less the portion thereof used to pay or establish reserves for all expenses, debt payments, capital improvements, replacements, and contingencies of the Venture, ail as determined by the Manager. "Net Cash" shall not be reduced by depreciation, amortization, cost recovery deductions, or similar allowances, but shall be increased by any reductions of reserves previously established.

         "Penalty Costs" means the amount determined by dividing (i) the Facility Fixed Costs for the applicable fiscal year by (ii) the Total Facility Minimum.

         "Percentage Interest" has the meaning, with respect to any Person, given to such term under Section 2.3.

         "Person" means any individual, partnership, limited liability company, corporation, trust, or other entity.

         "Prime Supplier" means the sole toll processor of all secondary aluminum materials, except for materials which the Venture is unable to process from time to time.

         "Pro Rata" means proportionate to the Percentage Interests of the Members to which the particular provision is stated to apply.

         "Processing Agreement" means that certain Processing Agreement between Alchem, IMCO, and the Venture, dated the date hereof.

         "Product Delivery Default" means (i) the failure of Alchem to deliver to the Facility for processing at least the Minimum Annual Quantity, or (ii) the failure of IMCO to deliver to the Facility for processing at least the IMCO Quantity.

         "Product Delivery Deficit" means, with regard to Alchem, the amount by which the pounds of material delivered by Alchem to the Facility for processing during the applicable fiscal year is less than the Minimum Annual Quantity. With regard to IMCO, "Product Delivery Deficit" means the amount by which the pounds of material delivered by IMCO to the Facility for processing during the applicable fiscal year is less than the IMCO Quantity.

         "Profits" and "Losses" means, for each fiscal year or other period, an amount equal to the income or loss of the Venture for such year or period, determined in accordance with generally accepted accounting principles.

         "Regulations" means the Income Tax Regulations, including Temporary Regulations, promulgated under the Code, as such Regulations may be amended from time to time (including corresponding provisions of succeeding Regulations).

         "Total Facility Minimum" means that number of pounds equal to the sum of the Minimum Annual Quantity and the IMCO Quantity, as such amounts may be modified from time to time as a result of amendments to the Processing Agreement.

         "Transfer" means, as a noun, any voluntary or involuntary transfer, sale, pledge, hypothecation, lending, gift, lease, license, abandonment, or other disposition and, as a verb, voluntarily or involuntarily to transfer, sell, pledge, hypothecate, lend, gift, law, license, abandon, or otherwise dispose of.

         "Unanimous Consent" means the unanimous consent of either the Members or the members of the Management Committee.

         "Venture" means IMCO Recycling of Michigan L.L.C., a Delaware limited liability company.

                                   ARTICLE II

                              CAPITAL CONTRIBUTIONS

         2.1 Members. The names, addresses, Capital Commitments, and initial Percentage interests of the Members are set forth on Exhibit A attached hereto.

         2.2 Capital Contributions. On or before ten (10) days after a written request by the Manager, the Members Pro Rata shall make cash contributions to the capital of the Venture. No Member shall be obligated to make any such contributions to the extent such contribution would cause its Capital Contributions to exceed its Capital Commitment unless an increase in the Capital Commitment of such Member has been approved by all of the Members. Notwithstanding the preceding sentence, from time to time, each Member shall make additional cash contributions to the capital of the Venture (after written request by the Manager, as set forth above) not to exceed an aggregate of ten percent (10%) of the Capital Commitment of such Member set forth on Exhibit A, only for the purpose of (i) completion of construction of the Facility (in case the costs of construction exceed the anticipated costs), or (ii) maintenance of the Facility.

         Upon the failure of a Member to make when due any contribution required to be made under the terms of this Agreement and the continuance of such failure for a period of ten (10) days after written notice thereof from the Manager, the non-defaulting Member may (at its sole discretion) make the cash contribution of the defaulting Member. Upon making such cash contribution, the Percentage Interest of each Member shall be adjusted to be proportionate to their total Capital Contributions.

         2.3 Expansion of Facility. After the Facility is constructed, IMCO (at its sole discretion) may decide to expand the Facility. In such event, IMCO and Alchem shall each make the additional Capital Contributions necessary to pay for their proportionate share of such expansion. In addition, Alchem shall have the right (but not the obligation) to pay for a greater percentage of the expansion than Alchem's then-current Percentage Interest, not to exceed 50% of the costs of such expansion (and subject to the further limitations of Section 2.5). If Alchem pays for such greater percentage, the Processing Agreement shall be amended so that the Minimum Annual Quantity (initially, 60 million pounds) and the Commitment Amount (initially, 72 million pounds) are increased. The amount of the increase shall be an amount necessary to supply a percentage of the increased annual processing capacity resulting from such expansion, which percentage shall be equal to the percentage of additional Capital Contributions made by Alchem for such expansion. (For example, if Alchem decides to make 50% of the additional Capital Contributions needed for expansion of the Facility, Alchem's Minimum Annual Quantity and Commitment Amount would each be increased by 50% of the increase in the processing capacity of the Facility.)

         If the Facility is expanded, the Members will execute an amendment to this Agreement setting forth (i) each Member's agreement to contribute additional capital and (ii) each Member's adjusted Percentage Interest.

         2.4 Open Capacity. If there is open capacity at the Facility for at least 12 consecutive months, IMCO and Alchem may mutually agree to allow Alchem to supply additional material to the Facility for processing. In such event, the Processing Agreement shall be amended so that the Minimum Annual Quantity is increased by an amount needed to supply all or a portion of such open capacity, and the Commitment Amount shall be increased by a like amount. The obligations of IMCO to supply material to the Facility for processing shall be decreased accordingly. The percentage determined by dividing (i) the additional annual pounds committed to by Alchem by (ii) the total annual processing capacity of the Facility is referred to as the "Percentage Increase."

         In addition to the foregoing, Alchem may purchase from IMCO (at fair market value) that percentage of the ownership in the Venture equal to 50% of the Percentage Increase. (For example, if there were 14.4 million pounds of open capacity, the Facility had an annual capacity of 144 million pounds, and Alchem chose to supply all of such open capacity, the Minimum Annual Quantity and the Commitment Amount would be increased by 14.4 million pounds, and IMCO's obligation to supply material would be decreased by 14.4 million pounds annually. The Percentage Increase would be 10%, so Alchem would have the option to purchase an additional 5% ownership interest in the Venture from IMCO).

         If Alchem purchases any interest in the Venture from IMCO, the Members will execute an amendment to this Agreement setting forth each Member's adjusted Percentage Interest.

         2.5 Certain Limitations. The following limitations shall apply to Alchem's right to increase its Percentage Interest as described in Section 2.3 and 2.4:

         (i)      Alchem's Percentage Interest shall never be greater than 40%.

         (ii) Alchem shall only have the right to increase its existing Percentage Interest if Alchem is meeting its commitment under the Processing Agreement to supply material to the Facility in at least the Commitment Amount (initially, 72 million pounds annually).

         2.6 Processing Costs. If the Facility is expanded, IMCO shall assure that the average processing charge per pound for the material supplied by Alchem for processing pursuant to the Processing Agreement will not increase solely as a result of any such expansion.

         2.7 Percentage Interest. The Percentage Interest of each Member initially shall be the percentage set forth beside the name of that Member on Exhibit A. If, upon any expansion of the Facility, the Members make Capital Contributions that are disproportionate to their Percentage Interests, the Percentage Interests shall be adjusted to be proportionate to the total Capital Contributions of each Member.

         2.8      Other Matters.

         (a) Except as otherwise provided in this Agreement, no Member shall demand or receive a return of its Capital Contributions or withdraw from the Venture without the consent of the other Member. Under circumstances requiring a return of any Capital Contributions, no Member shall have the right to receive property other than cash except as may be specifically provided herein.

         (b) No Member shall receive any interest, salary, or drawing with respect to its Capital Contributions or for services rendered on behalf of the Venture or otherwise in its capacity as a Member, except as otherwise provided in this Agreement.

         (c) Except as otherwise provided by this Agreement, no Member shall be liable for the debts, liabilities, contracts, or any other obligations of the Venture. Except as otherwise provided by this Agreement, any other agreements among the Members, or applicable state law, a Member shall be liable to make Capital Contributions only to the extent of its Capital Commitment and shall not be required to lend any funds to the Venture. No Member and no member of the Management Committee shall have any personal liability for the repayment of any Capital Contributions to any Member.

                                   ARTICLE III

                          ALLOCATIONS AND DISTRIBUTIONS

         3.1 Profits and Losses. Profits and Losses of the Venture for any fiscal year shall be allocated as follows:

         (a)      There shall first be allocated to IMCO an amount determined by
(x) subtracting the average processing charge per pound for the material supplied by Alchem which was processed pursuant to the Processing Agreement during such fiscal year, from (y) the average processing charge per pound for all material processed during such fiscal year other than material supplied by Alchem which was processed pursuant to the Processing Agreement, and multiplying the remainder by the number of pounds processed during such fiscal year other than the pounds of material supplied by Alchem pursuant to the Processing Agreement.

         (b) The remaining Profits or Losses shall be allocated to the Members according to their Percentage Interests; provided however, that upon the occurrence of a Product Delivery Default, such allocation shall be adjusted so that any Profits or Losses to be allocated to the defaulting Member shall be decreased (in the case of Profits) or increased (in the case of Losses), as the case may be, by an amount equal to the Delivery Default Penalty, and the amount of Profits or Losses allocated to the non-defaulting Member shall be adjusted correspondingly.

         Examples of the allocation of Profits and Losses are set forth on Exhibit B.

         3.2 Allocation of Expenses. All expenses shall be allocated, on a monthly basis, between (i) the material supplied by Alchem which was processed pursuant to the Processing Agreement (the "Alchem Business") and (ii) all other material processed (the "Other Business") in proportion to the pounds of material processed in the Alchem Business and the Other Business, respectively, during such month.

         3.3      Other Allocation Rules.

         (a) Taxable items shall be allocated to the Members in accordance with the requirements of Code Section 704, as determined by the Manager.

         (b) Taxable items allocable to any period shall be determined on a daily, monthly, or other basis, as determined by the Manager, using any permissible method under Code Section 706 and the Regulations thereunder.

         (c) The Members are aware of the income tax consequences of the allocations made by this Article III and shall be bound by the provisions of this Article III in reporting their shares of the income and loss of the Venture for income tax purposes.

         3.4      Distributions of Net Cash. Except as otherwise provided in
Article X, Net Cash, if any, shall be distributed at such times as the Manager may determine to the Members so that the cumulative distributions to each Member pursuant to this Section 3.4 equal the excess of the cumulative allocations of Profits to that Member pursuant to Section 3.1 over the cumulative allocations of Losses to that Member pursuant to Section 3.1.

                                   ARTICLE IV

                                   MANAGEMENT

         4.1 Authority of the Manager. Except for situations in which Unanimous Consent is specifically identified in this Agreement as a requirement for taking action, or unless otherwise required by law, (i) the powers of the Venture shall be exercised by or under the authority of, and the business and affairs of the Venture shall be wholly managed under the direction of, the Manager; and (ii) the Manager may make all decisions and take all actions for the Venture not otherwise provided for in this Agreement. In managing the business and affairs of the Venture and exercising its powers, the Manager may act through officers to whom authority and duties have been delegated or redelegated as the Manager may deem advisable. No Member other than the Manager shall have the right or power to bind the Venture.

         4.2      Officers.

         (a) The Manager may, from time to time, designate one or more natural persons to be officers of the Venture. An officer so designated shall have such authority and perform such duties as the Manager may, from time to time, delegate to such officer. The Manager may assign titles to particular officers. Each officer shall hold office until his or her successor shall be duly designated and shall qualify or until his or her death or until he or she shall resign or shall have been removed in the manner hereinafter provided. Any number of offices may be held by the same person. The salaries or other compensation, if any, of the officers and agents of the Venture shall be fixed from time to time by the Manager.

         (b) Any officer may resign as such at any time. Such resignation shall be made in writing and shall take effect at the time specified therein, or if no time is specified, at the time of its receipt by the Manager. The acceptance of a resignation shall not be necessary to make it effective, unless expressly so provided in the resignation. Any officer may be removed as such by the Manager. Designation of an officer shall not of itself create contract rights. Any vacancy occurring in any office of the Venture may be filled by the Manager.

         4.3 Right to Rely on Officers. Any Person dealing with the Venture may rely (without duty of further inquiry) upon a certificate signed by any officer as to:

         (a)      The identity of any Member;

         (b) The existence or nonexistence of any fact or facts which constitute a condition precedent to acts by the Members, the Management Committee or the Manager or which are in any other manner germane to the affairs of the Venture;

         (c) The Persons who are authorized to execute and deliver any instrument or document of the Venture; or

         (d) Any act or failure to act by the Venture or any other matter whatsoever involving the Venture or any Member.

         4.4      Duties and Obligations of the Management Committee.

         (a) The Manager shall take all actions which may be necessary or appropriate (i) for the continuation of the valid existence of the Venture as a limited liability company under the Act and (ii) for the accomplishment of the purposes of the Venture, including, without limitation, the acquisition, construction of the Facility pursuant to the Construction and Development Plan, development, maintenance, preservation, and operation of the Facility in accordance with the provisions of this Agreement and applicable laws and regulations.

         (b) Without Unanimous Consent, the Manager shall not have the authority to:

                  (i)      Do any act in contravention of this Agreement;

                  (ii) Cause the Facility to be constructed in a manner that is materially different from the Construction and Development Plan, or make any material modification to the Construction and Development Plan;

                  (iii) Do any act which would make it impossible to carry on the ordinary business of the Venture, except as otherwise provided in this Agreement; or

                  (iv) Unless Unanimous Consent is obtained, take any other action which this Agreement specifically identifies as requiring Unanimous Consent.

         4.5      Indemnification.

         (a) The Venture shall indemnify, save harmless, and pay all judgments and claims against the Members, the members of the Management Committee and all officers of the Venture for any liability or damage incurred by reason of any act performed or omitted to be performed by such Person in connection with the business of the Venture, including attorneys' fees incurred by such Person in connection with the defense of any action based on any such act or omission, which attorneys' fees may be paid as incurred.

         (b) In the event of any action by a Member against another Member, any member of the Management Committee or any officer of the Venture (an "Indemnified Person"), including a Venture derivative suit, the Venture shall indemnify, save harmless, and pay all expenses of such Indemnified Person, including attorneys' fees, incurred in the defense of such action, if such Indemnified Person is successful in such action.

         (c) The Venture shall indemnify, save harmless, and pay all expenses, costs, or liabilities of any Indemnified Person who, for the benefit of the Venture and with the consent of the Venture, makes any deposit, acquires any option, or makes any other similar payment or assumes any obligation in connection with any property proposed to be acquired by the Venture and who suffers any financial loss as the result of such action.

         (d) Notwithstanding any other provisions of this Section 4.5, no Indemnified Person shall be indemnified from any liability for fraud, bad faith, willful misconduct, or gross negligence.

         4.6      Compensation and Loans.

         (a) Compensation and Reimbursement. Except as otherwise provided in this Agreement or the Ancillary Agreements or approved by Unanimous Consent, no Member or member of the Management Committee shall receive any salary, fee, or draw for services rendered as a Member or member of the Management Committee to or on behalf of the Venture, and no Member shall be reimbursed for any expenses incurred by such Member on behalf of the Venture.

         (b) Expenses. The Manager may charge the Venture for any direct or indirect expenses reasonably incurred in connection with the business and affairs of the Venture, including (but not limited to) the following: accounting, payroll, tax, legal, information systems, engineering, purchasing, environmental, and safety.

                                   ARTICLE V

                                    MEMBERS

         5.1 Rights or Powers. Except as otherwise provided herein, no Member shall have any right or power to take part in the management or control of the Venture or its business and affairs or to act for or bind the Venture in any way.

         5.2 Voting Rights. The Members shall have the right to vote on the matters explicitly set forth in this Agreement.

         5.3 No Additional Members. Additional Persons may not be admitted to the Venture as Members.

         5.4 Information. Each Member acknowledges that, from time to time, the Member may receive information from or concerning the Venture in the nature of trade secrets or that otherwise is confidential, the release of which may damage the Venture or Persons with which it does business. Each Member shall hold in strict confidence any information that the Member receives concerning the Venture that is identified as being confidential (and if that information is provided in writing, that is so marked) and may not disclose it to any Person other than another Member, except for disclosures (i) compelled by law (but the Member must notify the other Member promptly of any request for that information, before disclosing it, if legal and practicable), (ii) to advisers or representatives of the Member, or (iii) of information that the Member also has received from a source independent of the Venture that the Member reasonably believes obtained that information without breach of any obligation of confidentiality. Each Member acknowledges that breach of the provisions of this
Section 5.4 may cause irreparable injury to the Venture for which monetary damages are inadequate, difficult to compute, or both. Accordingly, each Member agrees that the provisions of this Section 5.4 may be enforced by specific performance.

         5.5 Liability to Third Parties. No Member or Manager is liable for the debts, obligations or liabilities of the Venture, including under a judgment, decree or order of a court.

         5.6 Withdrawal. No Member has the right to withdraw from the Venture as a Member.

                                   ARTICLE VI

                                BOOKS AND RECORDS

         6.1 Books and Records. The Venture shall keep adequate books and records at the principal place of business of the Manager, setting forth a true and accurate account of all business transactions arising out of and in connection with the conduct of the Venture. Any Member or its designated representative shall have the right, at any reasonable time, to have access to and inspect and copy the contents of such books or records.

         6.2 Reports. Within a reasonable period after the end of each fiscal year of the Venture, each Member shall be furnished with pertinent information regarding the Venture and its activities during such period. In addition, the Venture shall provide each Member with monthly financial reports.

         6.3 Tax information. Necessary tax information shall be delivered to each Member after the end of each fiscal year of the Venture. Every effort shall be made to furnish such information within 120 days after the end of each fiscal year.

                                   ARTICLE VII

                                   AMENDMENTS

         This Agreement may not be amended except with the written consent of each Member.

                                  ARTICLE VIII

                             TRANSFERS OF INTERESTS

         8.1      Restrictions and Wrongful Transfer.

         (a) Except as otherwise expressly provided in this Agreement, neither of the Members shall at any time hereafter sell, assign, transfer, pledge, encumber, give away, or in any way dispose of any or all of its Interest, nor shall any or all of such Interest be transferable, voluntarily or involuntarily, by operation of law or otherwise.

         (b) No sale, gift, pledge, or other disposition or encumbrance by a Member of any or all of its Interest shall be effective, unless and until said Member and its transferee (as may be required hereby) has first complied with the provisions of this Article VIII.

         8.2      Purchase of Interest -- Voluntary.

         (a) Offer Notice. If at any time either Member desires to sell its Interest, said Member ("Offeror") shall give written notice to the Venture and the other Member ("Offeree") of its desire to so sell its Interest (the "Offer Notice"). The Offer Notice, in addition to stating the fact of the desire to sell said Interest, shall state: (i) the proposed sales price for its Interest; and (ii) the proposed terms of purchase and sale.

         (b) Offeree's Option. Within 30 days of the Offeree's receipt of the Offer Notice, the Offeree may exercise an option to directly or indirectly through an Affiliate purchase the Offeror's Interest at the price set forth in the Offer Notice and on the terms of sale set forth in Section 8.4. If the Offeree fails to exercise its option within said 30 day period by giving written notice of said election to the Offeror, then the Offeror shall be entitled to sell its Interest to any other Person pursuant to terms and conditions which are substantially equivalent to the terms and conditions set forth in the Offer Notice (except that the sales price must not be less than as set forth in the Offer Notice, and any financing, deferred payments or conditional payments offered by Offeror must not be more favorable to the purchaser than as set forth in the Offer Notice). In either case, the business of the Venture will continue without being terminated or dissolved.

         8.3 Purchase of Interest -- Involuntary. If an Interest is Transferred by operation of law to any Person other than the other Member (such as, but not limited to, a receiver or trustee in bankruptcy of a Member, a purchaser at any creditor's or court sale or as a result of a lawful levy), such Transfer shall constitute a Liquidating Event and cause the dissolution and winding up and liquidation of the Venture.

         8.4 Payment of the Purchase Price by the Offeree. In the event of a purchase of an Interest by the Offeree pursuant to Section 8.2, the purchase price for the Interest shall be paid in the manner set forth in the Offer Notice.

         8.5      The Closing.

         (a) Location. Unless otherwise agreed by the parties, the closing of the sale and purchase of the Interest shall take place at the principal place of business of the Venture.

         (b) Time. The closing date shall be such date as is mutually agreed upon by the seller and the purchaser of the Interest, but in no event shall the closing occur more than 90 days following the Offeree's receipt of the Offer Notice.

         (c) Execution and Delivery of Documents. Upon the closing of the sale and purchase, the selling and purchasing parties shall execute and deliver to each other the various documents which shall be required to carry out their undertakings hereunder.

         8.6      Prohibited Transfers.

         (a) Any purported Transfer of all or any portion of an Interest that is not permitted under this Article VIII shall be null and void and of no effect whatever; provided, however, if the Venture is required to recognize a Transfer that is not a Permitted Transfer (or if the Venture, in its sole discretion, elects to recognize a Transfer that is not a Permitted Transfer), the Interest Transferred shall be strictly limited to the rights of the transferor to allocations and distributions as provided by this Agreement with respect to the transferred interests, which allocations and distributions may be applied (without limiting any other legal or equitable rights of the Venture) to satisfy any debts, obligations, or liabilities for damages that the transferor or transferee of such interests may have to the Venture.

         (b) In the case of a Transfer or attempted Transfer of all or any portion of an Interest that is not permitted under this Article VIII, the parties engaging or attempting to engage in such Transfer shall be liable to indemnify and hold harmless the Venture and the other Member from all cost, liability, and damage that any of such indemnified Persons may incur (including, without limitation, incremental tax liability and lawyers fees and expenses) as a result of such Transfer or attempted Transfer and efforts to enforce the indemnity granted hereby.

         8.7 Rights of Unadmitted Assignees. A Person who acquires an Interest or any portion of an Interest but who is not admitted as a Substituted Member pursuant to Section 8.8 shall be entitled only to allocations and distributions with respect to such interest in accordance with this Agreement, but shall have no right to any information or accounting of the affairs of the Venture, shall not be entitled to inspect the books or records of the Venture, shall not be entitled to vote as a Member and shall not have any of the rights of a Member.

         8.8 Admission of Assignees as Members. Subject to the other provisions of this Article VIII, a transferee of all or any portion of an Interest may be admitted to the Venture as a Member (a "Substituted Member") only upon satisfaction of the following conditions:

         (a)      Such admission is approved by Unanimous Consent;

         (b) The transferee becomes a party to this Agreement as a Member and executes such documents and instruments as the non-transferring Member or Members may reasonably request as may be appropriate to confirm such transferee as a Member in the Venture and such agreement by the transferee to be bound by the terms and conditions hereof;

         (c) The transferee pays or reimburses the Venture for all reasonable legal, filing, and publication costs that the Venture incurs in connection with the admission of the transferee as a Member with respect to the Transferred Interest; and

         (d) The transferee provides the Venture with evidence satisfactory to counsel for the Venture of the authority of the transferee to become a Member and to be bound by the terms and conditions of this Agreement.

         8.9      Representations: Legend.

         (a) Each Member hereby covenants and agrees with the Venture for the benefit of the Venture and both Members, that (i) it is not currently making a market in Interests and will not in the future make a market in Interests,
(ii) it will not Transfer its Interests on an established securities market, a secondary market (or the substantial equivalent thereof) within the meaning of Code Section 7704(b) (and any regulations, proposed regulations, revenue rulings, or other official pronouncements of the Internal Revenue Service or Treasury Department that may be promulgated or published thereunder), and (iii) in the event such regulations, revenue rulings, or other pronouncements treat any or all arrangements which facilitate the selling of partnership interests and which are commonly referred to as "matching services" as being a secondary market or substantial equivalent thereof, it will not Transfer any Interest through a matching service that is not approved in advance by the Venture. Each Member further agrees that it will not Transfer any Interest to any Person unless such Person agrees to be bound by this Section 8.9(a) and to Transfer such Interests only to Persons who agree to be similarly bound. The Venture shall, from time to time, at the request of a Member, consider whether to approve a matching service and shall notify all Interest holders of any matching service that is so approved.

         (b) Each Member hereby represents and warrants to the Venture that the acquisition of an Interest hereunder by that Member is made as principal for the account of that Member and not for resale or distribution of such interests. Each Member further hereby agrees that the following legend may be placed upon any counterpart of this Agreement, stock certificate, or any other document or instrument evidencing ownership of Interests:

                           The Interest represented by this
                  document has not been registered under any securities laws and the transferability of such Interest is restricted. Such Interest may not be sold, assigned or transferred, nor will any assignee, vendee, transferee or endorsee thereof be recognized as having acquired any such Interest by the issuer for any purposes, unless (i) a registration statement under the Securities Act of 1933, as amended, with respect to such Interest shall then be in effect and such transfer has been qualified under all applicable state securities laws, or
                  (ii) the availability of an exemption from such registration and qualification shall be established to the satisfaction of counsel to the Venture.

                           The Interest represented by this
                  document is subject to further restriction as to its sale, transfer, hypothecation or assignment as set forth in the Operating Agreement and agreed to by each Member.

         8.10 Distributions and Allocations in Respect to Transferred Interests. If any Interest is sold, assigned, or transferred during any accounting period in compliance with the provisions of this Article VIII, taxable items attributable to the transferred Interest for such period shall be divided and allocated between the transferor and the transferee by taking into account their varying interests during the period in accordance with Code
Section 706(d), using any conventions permitted by law and selected by the Manager.

All distributions on or before the date of such transfer shall be made to the transferor, and all distributions thereafter shall be made to the transferee. Solely for purposes of making such allocations and distributions, the Venture shall recognize such transfer not later than the end of the calendar month during which it is given notice of such transfer; provided, however, if the Venture does not receive a notice stating the date such Interest was transferred and such other information as the Manager may reasonably require within thirty
(30) days after the end of the fiscal year during which the transfer occurs, then all of such items shall be allocated, and all distributions shall be made, to the Person who, according to the books and records of the Venture, on the last day of the fiscal year during which the transfer occurs, was the owner of the Interest. Neither the Venture nor the Manager shall incur any liability for making allocations and distributions in accordance with the provisions of this
Section 8.10, whether or not the Manager or the Venture has knowledge of any transfer of ownership of any Interest.

                                   ARTICLE IX

                              MANAGEMENT COMMITTEE

         9.1 Management Committee. Each Member shall designate one member of the Management Committee. The initial members of the Management Committee are set forth on Exhibit A.

         9.2 Resignation and Removal. Either Member may remove its designee on the Management Committee and designate a new member of the Management Committee by written notice to the other Member. Upon the death or resignation of its designee on the Management Committee, a Member shall designate a new member to replace its designee by written notice to the other Member.

         9.3 Management Committee Meetings. The Management Committee shall meet as agreed upon between the members of the Management Committee, upon at least ten (10) days prior written notice of such meeting, unless otherwise agreed upon by such members. All meetings of the Management Committee shall take place at the principal place of business of the Venture, unless otherwise agreed upon by the members of the Management Committee.

                                    ARTICLE X

                           DISSOLUTION AND WINDING UP

         10.1 Liquidating Events. The Venture shall dissolve and commence winding up and liquidating upon the first to occur of any of the following ("Liquidating Events"):

         (a)      December 31, 2044;

         (b)      The sale of the Facility;

         (c) The vote by Members holding 100%_of the Interests to dissolve, wind up, and liquidate the Venture;

         (d) If an Interest is transferred by operation of law to any Person other than a Member (such as, but not limited to, a receiver or trustee in bankruptcy, a purchaser at any creditor's or court sale or as a result of a lawful levy);

         (e)      Upon an Event of Default, an election by the party pursuant to
Section 11.2 to declare the default a Liquidating Event; or

         (f) The happening of any other event, that makes it unlawful, impossible, or impractical to carry on the business of the Venture.

Notwithstanding any provision of the Act, the Venture shall not dissolve prior to the occurrence of a Liquidating Event. If it is determined, by a court of competent jurisdiction, that the Venture has dissolved prior to the occurrence of a Liquidating Event, the business of the Venture shall continue without a winding up or liquidation.

         10.2 Winding Up. Upon the occurrence of a Liquidating Event, the Venture shall continue solely for the purpose of winding up its affairs in an orderly manner, liquidating its assets, and satisfying the claims of its creditors and Members. No Member shall take any action that is inconsistent with, or not necessary to or appropriate for, the winding up of the business and affairs of the Venture. The Manager (or, in the event there is no Manager, any Person selected by Unanimous Consent) shall be responsible for overseeing the winding up and dissolution of the Venture and shall take full account of the liabilities of the Venture, and the Facility shall be liquidated as promptly as is consistent with obtaining the fair value thereof, and the proceeds therefrom, to the extent sufficient thereof, shall be applied and distributed in the following order:

         (a) First, to the payment and discharge of all of the debts and liabilities of the Venture to creditors other than Members;

         (b) Second, to the payment and discharge of all of the debts and liabilities of the Venture to Members;

         (c) Third, to the Members in proportion to each of their Capital Contributions; and

         (d)      The balance, if any, to the Members in accordance with Section
3.3 after giving effect to all distributions and allocations for all periods.

         10.3 Rights of the Members. Except as otherwise provided in this Agreement, (i) each Member shall look solely to the assets of the Venture for the return of its Capital Contribution and shall have no right or power to demand or receive property other than cash from the Venture, and (ii) no Member shall have priority over any other Member as to the return of its Capital Contributions, distributions, or allocations. If the assets of the Venture remaining after the discharge or provision for the liabilities of the Venture are insufficient to permit return of the Capital Contribution of any Member, then such Member shall have no recourse against any other Member.

         10.4 Notice of Dissolution. In the event a Liquidating Event occurs or an event occurs that would, but for provisions of Section 10.1, result in a dissolution of the Venture, the Manager shall, within 30 days thereafter, provide written notice thereof to each of the Members and to all other parties with whom the Venture regularly conducts business (as determined in the discretion of the Manager) and shall publish notice thereof in a newspaper of general circulation in each place in which the Venture regularly conducts business (as determined in the discretion of the Manager).

                                   ARTICLE XI

                                DEFAULT BY MEMBER

         11.1 Events of Default. Violation of any of the material provisions of this Agreement and failure to remedy or cure such violation within 30 days after written notice of such violation from any Member shall be deemed to be an "Event of Default" by the other Member.

         11.2 Effect of Default. Upon the occurrence of an Event of Default by a Member, the other Member shall have the right, at its election, which election may be made at any time after the date of such Event of Default, upon giving the defaulting Member 10 days' written notice of such election and provided such default is continuing on the date such notice is given, to declare the Event of Default a Liquidating Event and dissolve and commence winding up and liquidating the Venture pursuant to Article X.

                                   ARTICLE XII

                                  MISCELLANEOUS

         12.1 Notices. Any notice, payment, request, demand, instruction, consent, approval, or other communication required or permitted to be given by any provision of this Agreement shall be in writing and shall be delivered personally, transmitted by telecopy, or sent by registered or certified mail, postage and fees prepaid, return receipt requested, addressed as follows, or to such other address as such Person may from time to time specify by notice to the
Members:

         (a)      If to the Venture, to the Venture at the address set forth in
Section 1.4;

         (b) If to a member, to the address set forth opposite its name on Exhibit A attached hereto; and

         (c) If to a member of the Management Committee, to the address last given by that Person to the Venture.

Any such notice shall be deemed to be delivered, given, and received for all purposes as of the date so delivered, if delivered personally, two (2) Business Days after transmission by telecopy, or if sent by registered or certified mail, on the date five (5) Business Days after mailing if the same was deposited in a regularly maintained receptacle for the deposit of United States mail, postage and charges paid. Any Person may from time to time specify a different address by notice to the Venture and the Members.

         12.2 Binding Effect. Except as otherwise provided in this Agreement, every covenant, term, and provision of this Agreement shall be binding upon and inure to the benefit of the Members and their respective heirs, legatees, legal representatives, successors, transferees, and assigns. Each Member hereby represents and warrants to the Venture and to each other Member that (i) the Member has full power and authority, as appropriate, to execute and agree to this Agreement and to perform its obligations hereunder, and that all necessary actions by all Persons necessary for the due authorization, execution, delivery and performance of this Agreement by that Member have been duly taken,
(ii) the Member has duly executed and delivered this Agreement, and (iii) the authorization, execution, delivery, and performance of this Agreement by the Member does not conflict with any other agreement or arrangement to which the Member is a party or by which the Member is bound.

         12.3 Certain Transfers. In the event that all or any substantial part of the business or assets of Alchem or the Alchem Facility are sold or otherwise transferred during the term of this Agreement, then the obligations of Alchem under this Agreement shall be expressly assumed in writing by the purchaser, which purchaser shall be satisfactory to IMCO (whose consent to such assumption shall not be unreasonably withheld).

         12.4 Construction. Every covenant, term, and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any Member.

         12.5     Time. Time is of the essence with respect to this Agreement.

         12.6 Headings. Section and other headings contained in this Agreement are for reference purposes only and are not intended to describe, interpret, define, or limit the scope, extent, or intent of this Agreement or any provision hereof.

         12.7 Severability. Every provision of this Agreement is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity or legality of the remainder of this Agreement.

         12.8 Incorporation by Reference. Every exhibit, schedule, and other appendix attached to this Agreement and referred to herein is hereby incorporated in this Agreement by reference.

         12.9 Further Action. Each Member, upon the request of the Manager, agrees to perform all further acts and execute, acknowledge, and deliver any documents which may be reasonably necessary, appropriate, or desirable to carry out the provisions of this Agreement.

         12.10 Variation of Pronouns. All pronouns and any variations thereof shall be deemed to refer to masculine, feminine, or neuter, singular or plural, as the identity of the Person or Persons may require.

         12.11 Governing Law. The laws of the State of Delaware shall govern the validity of this Agreement, the construction of its terms, and the interpretation of the rights and duties of the Members.

         12.12 Waiver of Action for Partition. Each Member irrevocably waives any right that it may have to maintain any action for partition with respect to any of the Property.

         12.13 Counterpart Execution. This Agreement may be executed in any number of counterparts with the same effect as if all of the Members had signed the same document. All counterparts shall be construed together and shall constitute one agreement.

         12.14 Sole and Absolute Discretion. Except as otherwise provided in this Agreement, all actions which any Member or any member of the Management Committee may take, and all determinations which such Person may make, pursuant to this Agreement may be taken and made at the sole and absolute discretion of that Person.

         12.15 Creditors. None of the provisions of this Agreement shall be for the benefit of or enforceable by any of the creditors of the Venture or any of the creditors of the Members.

         12.16 Remedies. The rights and remedies of the Members hereunder shall not be mutually exclusive, and the exercise by any Member of any right to which it is entitled shall not preclude the exercise of any other right it may have.

         12.17    Industrial Property Rights.

         (a) All inventions, whether patented or not, developments and improvements owned and licensable by any Member during the term of the Venture, if related to the Alchem Business and offered for licensing by such Member, shall be offered to the Venture on terms no less favorable than those offered to any other party.

         (b) The Venture may license to third parties any or all inventions, whether patented or not, developments and improvements owned by the Venture. The Venture agrees to license to each of the Members at fair market value any or all inventions, whether patented or not, developments and improvements owned by the Venture.

         (c) Unless otherwise agreed, inventions made jointly by employees of the Venture and one or more of the Members shall be owned by the Venture.

         (d) The Members agree that, with respect to the technical, patent or operating information or data received directly or indirectly from each other, they will take such reasonable steps as may be required during the continuance of the Venture and for ten (10) years thereafter to prevent the duplication or disclosure thereof, except with the prior written approval of the furnishing party. This agreement shall survive the withdrawal of a Member from the Venture and shall continue to be binding upon both continuing and withdrawn Members. The obligations of confidentiality set forth in this Section 12.17(d) shall not apply to any such information or data (i) that is or become public information or is otherwise generally available to the public through no act or fault of the receiving party; (ii) that is, prior to disclosure hereunder, already in the possession of the receiving party and was not obtained by such receiving party under a prior obligation of confidentiality from a Member; (iii) that is hereafter rightfully received by such party from a third party who did not receive the same directly or indirectly from a Member; and (iv) that is independently developed by the receiving party's employees who have not had access to such information and data.

         IN WITNESS WHEREOF, the parties have entered into this Agreement as of the day first above set forth.

                                           IMCO RECYCLING INC.

                                           By: /s/ Frank H. Romanelli
                                               --------------------------------
                                               Name: Frank H. Romanelli
                                               Title: President and
                                                      Chief Executive Officer

                                           ALCHEM ALUMINUM, INC.

                                           By: /s/ William Warshauer
                                               --------------------------------
                                               Name: William Warshauer
                                               Title: Chief Executive Officer

                                    EXHIBIT A

                                     MEMBERS

                                    Capital          Percentage      Management Committee
Names and Addresses               Commitments        interests              Member
-------------------               -----------        ----------      --------------------
IMCO                            From $6,750,000         75%          Richard L. Kerr
  5215 North O'Connor Blvd.       to $8,250,000
  Suite 940
  Irving, Texas 75039
  Attn: Mr. Paul V. Dufour

ALCHEM                          From $2,250,000         25%          William Warshauer
  368 West Garfield               to $2,750,000
  Coldwater, Michigan 49036
  Attn: Mr. William Warshauer

                                    EXHIBIT B

                  EXAMPLES OF ALLOCATIONS OF PROFITS AND LOSSES

EXAMPLE NO. 1

Assumptions:      -        The average processing charge per pound during the
                           fiscal year was $.06 for material supplied by Alchem which was processed pursuant to the Processing
                           Agreement and $.08 for all other material.

                  - Processing cost per pound was $.05 for the material supplied by Alchem which was processed pursuant to the Processing Agreement and $.05 for all other material.

                  - 70 million pounds of material supplied by Alchem were processed pursuant to the Processing Agreement and 70 million pounds were processed otherwise.

                  -        Percentage Interests are 75% IMCO, 25% Alchem.

Result:           -        Total profit for the Venture is $2.8 million.

                  - IMCO is first allocated $1.4 million ($.08 minus $.06 = $.02; $.02 x 70 million pounds processed = $1.4 million).

                  - The remainder of the profit ($1.4 million) would be allocated $1.05 million to IMCO and $.35 million to Alchem (75%/25%).

EXAMPLE NO. 2

Assumptions:      -        The average processing charge per pound during the
                           fiscal year was $.06 for material supplied by Alchem which was processed pursuant to the Processing
                           Agreement and $.07 for all other material.

                  - Processing cost per pound was $.05 for material supplied by Alchem which was processed pursuant to the Processing Agreement and $.05 for all other material.

                  - 70 million pounds of material supplied by Alchem were processed pursuant to the Processing Agreement and 90 million pounds were processed otherwise.

                  -        Percentage Interests are 80% IMCO, 20% Alchem.

Result:           -        Total profit for the Venture is $2.5 million.

                  - IMCO is first allocated $.9 million ($.07 minus $.06 = $.01; $.01 x 90 million pounds processed = $.9 million).

                  - The remainder of the profit ($1.6 million) would be allocated $1.28 million to IMCO and $.32 million to Alchem (80%/20%).